Exhibit 5.1

JONES DAY

77 WEST WACKER • CHICAGO, ILLINOIS 60601-1692
TELEPHONE: (312) 782-3939 • FACSIMILE: (312) 782-8585

June 2, 2004

Laidlaw International, Inc.
55 Shuman Boulevard, Suite 400
Naperville, Illinois 60563

Re:	Registration Statement on Form S-3 for
Laidlaw International, Inc. Common Stock

Ladies and Gentlemen:

     We have acted as counsel for Laidlaw International, Inc., a Delaware corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission to register under the Securities Act of 1933 (the “Act”) 3,777,419 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) that may be sold by the Company from time to time, on a delayed basis, as contemplated by the Registration Statement, and the accompanying preferred stock purchase rights (the “Rights”).

     In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

     1. The shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

     2. When issued in accordance with the terms of the Rights Agreement, dated as of June 23, 2003, between the Company and Wells Fargo Bank Minnesota, National Association, as rights agent (the “Rights Agreement”), the Rights will be validly issued.

     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

     The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, we have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day